Exhibit 99.1

Axovant Sciences Appoints Dr. Gary P. Pisano to Board of Directors

HAMILTON, Bermuda, May 13, 2016 /PRNewswire/ — Axovant Sciences Ltd. (NYSE: AXON), a leading clinical-stage biopharmaceutical company focused on the treatment of dementia, today announced Gary P. Pisano has joined its Board of Directors and will also serve as a member of the Board’s Audit Committee. Gary Pisano is the Harry E. Figgie Professor of Business Administration at the Harvard Business School and has been on the Harvard faculty since 1988. His work has focused on a wide range of topics including pharmaceutical research and development processes.

“Dr. Pisano has been one of the leading authorities on scientific innovation in the biopharmaceutical industry and has served as a trusted advisor to some of the most successful biotech and pharmaceutical companies,” said Vivek Ramaswamy, CEO of Axovant Sciences. “His insights into the pharmaceutical development process, management of intellectual property, and manufacturing will enhance the capabilities of our Board as we advance our leading pipeline of late-stage drugs towards global commercialization.”

Dr. Pisano is the author of over 80 articles and case studies. His work has won or been a finalist for multiple, prestigious awards and is widely cited in economics and business publications. He is an author of six books including The Development Factory and Science Business: The Promise, The Reality and The Future of Biotech.

Professor Pisano holds a Ph.D. from the University of California, Berkeley and B.A. in economics from Yale University.

About Axovant
Axovant Sciences Ltd. is a leading clinical-stage biopharmaceutical company focused on acquiring, developing and commercializing novel therapeutics for the treatment of dementia. Axovant intends to develop a pipeline of product candidates to comprehensively address the cognitive, functional and behavioral components of dementia and related neurological disorders. Our vision is to become the leading company focused on the treatment of dementia by addressing all forms and aspects of the condition.

Source: Axovant Sciences Ltd.

Contact:
Jonathan Neely
Head, Investor Relations and Corporate Communications
Axovant Sciences, Inc.
(212) 634-9744

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